Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE1

Monthly Period	March 1, 2003 — March 30, 2003
Payment Date	April 25, 2003

Aggregate Amount Collected for the Collection Period
Interest		$4,152,561.20
Principal Collections		$57,909,150.35
Substition Amounts		$—
Application of Collected Amounts
Applied in the following order of priority:
(i) Enhancer Premium				$142,083.33
(ii) A-1 Noteholder’s Interest				$1,330,733.33
A-2 Noteholder’s Interest				$112,500.00
(iii) Principal Collections to Funding Account				$7,952,451.62
(iv) Excess Spread (during Revolving)				$2,567,244.54
(v) Excess Spread (during AP)				$—
(vi) Additional Balance Increase from Excess Spread (during MAP)				$—
(vii) A-1 Noteholder’s Principal Distribution				$—
A-2 Noteholder’s Principal Distribution				$—
(viii) Enhancer for Prior Draws				$—
(ix) Liquidation Loss Amount				$—
(x) Enhancer				$—
(xi) Interest Shortfalls				$—
(xii) Indenture Trustee				$—
(xiii) Certificates				$—

Balances
Beginning A-1 Note Balance				$1,000,000,000.00
Ending A-1 Note Balance				$1,000,000,000.00
	Change			$—
Beginning A-2 Note Balance				$100,000,000.00
Ending A-2 Note Balance				$100,000,000.00
	Change			$—
Beginning Excluded Amount				$—
Ending Excluded Amount				$—
	Change			$—
Beginning Pool Balance				$1,100,011,119.68
Ending Pool Balance				$1,092,058,668.06
	Change			$7,952,451.62
Beginning Principal Balance				$1,100,011,119.68
Ending Principal Balance				$1,092,058,668.06
	Change			$7,952,451.62
Additional Draws				$49,956,698.73
Additional Balance Increase (Draws minus Payments)				$—

Delinquencies	#		$
Two statement cycle dates:	—			$—
Three statement cycle dates:	—			$—
Four statement cycle dates:	—			$—
Five statement cycle dates:	—			$—
Six statement cycle dates:	—			$—
Seven + statement cycle dates:	—			$—
Foreclosures	—			$—
REO	—			$—
Liquidation Loss Amount	—			$—

FIRST UNION NATIONAL BANK,
as Administrator
By:

Name:	April Hughey
Title:	Vice President

Additional Information
Net WAC Rate	4.16%
Overcollateralization Target	$13,750,000.00
Overcollateralization Amount	$2,578,364.22
Funding Account Ending Balance	$10,519,696.16
Gross CPR (1 mo. Annualized)	47.742%
Net CPR (1 mo. Annualized)	8.339%
Draw Rate (1 mo. Annualized)	42.750%
WAM	227.42
AGE	5.90

Allocation of Collected Funds

Interest Collections		Principal Collections
Total Collected	$(4,610,899.17)	Total Collected	$(57,909,150.35)
Servicing Fee	$458,337.97	A-1 Principal	$—
Enhancer Premium	$142,083.33	A-2 Principal	$—
Additional Balance Interest	$—	Add'l Balance Increase	$—
A-1 Interest	$1,330,733.33	Net Draws	$49,956,698.73
A-2 Interest	$112,500.00	Funding Account	$7,952,451.62
Funding Account	$2,567,244.54	Net	$(0.00)
Net	$—